Exhibit 99.1

AAON Increases Board Size and Appoints
Bruce Ware and David Stewart as Independent Directors

TULSA, OK, October 1, 2021 – AAON, Inc. announced today that its Board of Directors has increased the size of the Board from seven to nine members and appointed Bruce Ware and David Stewart as new independent directors to fill the vacancies, effective October 1, 2021.

Bruce Ware brings significant experience serving in multiple executive and leadership roles at publicly traded companies. Presently, he serves as a Corporate Vice President and Group Head of Joint Venture Capital Raising for DaVita Inc. DaVita is a Fortune 500 NYSE publicly traded health care services company and one of the largest providers of kidney care services in the U.S., with over 2,800 outpatient dialysis centers in the U.S. and over 330 outpatient dialysis centers in ten other countries.

Mr. Ware earned a Master of Business Administration from Harvard Business School, a Master in Public Affairs from The University of Texas at Austin and a Bachelor degree in Business Administration in Banking and Finance from The University of Mississippi at Oxford. He also serves on the Board of Directors of Blackhawk Bancorp, Inc., the parent company of Blackhawk Bank, a Beloit, Wisconsin headquartered financial institution operating eleven full-service banking centers in Wisconsin and Illinois, as well as the University of Mississippi National Alumni Board. Additionally, Mr. Ware served as a Trustee of Uplift Charter Schools, a high-performing, multi-site K-12 public charter school system in Dallas, Texas, which serves over 17,000 students.

David Stewart brings over 40 years of professional experience to the Board. Mr. Stewart currently serves as Chief Administrative Officer and Trustee of the Oklahoma Ordnance Works Authority located in Pryor, Oklahoma, an industrial public trust that owns and operates MidAmerica Industrial Park. Mr. Stewart was appointed to his current position in December 2012 by the former Governor of Oklahoma, Mary Fallin. MidAmerica Industrial Park consists of 9,000 acres and is home to over 80 companies in diverse industries (including Google, DuPont and Chevron Phillips), employing approximately 4,500 people. MidAmerica Industrial Park is one of the largest industrial parks in the U.S. and top ten in the world with on-site rail, water and electric power. Prior to his current position, Mr. Stewart served as Chief Executive Officer of Cherokee Nation Businesses, LLC. During his tenure as CEO of Cherokee Nation Businesses, LLC, Mr. Stewart, also a member of the Cherokee Nation, helped negotiate the State-Tribal Gaming Compact in 2004, and also led the Cherokee Nation’s efforts to successfully diversify its business portfolio to include a wide range of non-gaming enterprises employing over 3,500 people.

Mr. Stewart earned his Master of Science and Bachelor of Science degrees from Oklahoma State University and is a certified public accountant. Mr. Stewart was appointed by Governor Kevin Stitt to (and currently serves on) the Oklahoma State Board of Career and Technology Education, which provides oversight of the career technical training system in the state of Oklahoma. He also serves on the Board of Directors of the State Chamber of Oklahoma and the Tulsa Regional Chamber, where he also serves on the Executive Committee as Vice-Chair for Government Affairs. Additionally, Mr. Stewart serves on the Advisory Board of Equity Bank, a wholly-owned subsidiary of Equity Bancshares, Inc., a publicly traded bank holding company headquartered in Wichita, Kansas operating more than 50 full-service branches in Arkansas, Kansas, Missouri and Oklahoma, and recently served on the Advisory Council to the Oklahoma Department of Commerce concerning economic development and workforce related matters.

Messrs. Ware and Stewart will each also serve as members on the Audit Committee of AAON’s Board of Directors.

Paul K. Lackey, Jr., Chair of AAON’s Governance Committee and Lead Independent Director, stated, “Bruce and David are each wonderful additions to our Board. They bring strong professional backgrounds and unique skill-sets that are extremely complementary to our existing Board members. We are excited to leverage their capabilities to further strengthen our Board.”

Gary D. Fields, CEO and President, said, “We are very fortunate to be in a position to add Bruce and David to our Board of Directors. The experience they have each accumulated over the course of their careers is a testament to their immense capabilities and I very much look forward to working closely with them to continue delivering meaningful value to our stockholders as we execute on our long-term strategic plans.”

About AAON
AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, coils and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.AAON.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “should”, “will”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause results to differ materially from those in the forward-looking statements include (1) the timing and extent of changes in raw material and component prices, (2) the effects of fluctuations in the commercial/industrial new construction market, (3) the timing and extent of changes in interest rates, as well as other competitive factors during the year, and (4) general economic, market or business conditions.

Contact Information
Joseph Mondillo
Director of Investor Relations
Phone: (617) 877-6346
Email: joseph.mondillo@aaon.com